Exhibit 99.1

News Release

Investor Relations: David Berger, +1 203 563 3194

Media Relations: Gary Holmes, +1 646 654 8975

THE NIELSEN COMPANY REPORTS SECOND QUARTER 2008 RESULTS

New York, US – August 14, 2008 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the three and six months ended June 30, 2008.

Reported revenues for the second quarter of 2008 were $1,304 million, an increase of 12% over reported revenues for the second quarter of 2007 of $1,169 million. Excluding the impact of currency fluctuations*, revenues for the quarter increased 6%. Reported revenues for the six months ended June 30, 2008 were $2,518 million, an increase of 12% over reported revenues for the six months ended June 30, 2007 of $2,241 million. Excluding the impact of currency fluctuations*, revenues for the six months ended June 30, 2008 increased 7%.

Reported operating income for the second quarter of 2008 was $169 million compared to $100 million for the second quarter of 2007. These results were negatively impacted by $9 million and $48 million, respectively, of charges relating to certain items such as restructuring costs, deal related costs and compensation agreements. Adjusting for these items, operating income, on a constant currency basis*, increased 14%.

For the six months ended June 30, 2008, reported operating income was $284 million compared to $156 million for the six months ended June 30, 2007. These results were negatively impacted by $16 million and $75 million, respectively, of charges relating to certain items such as restructuring costs, deal related costs and compensation agreements. Adjusting for these items, operating income, on a constant currency basis*, increased 24%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,361 million for the twelve month period ended June 30, 2008. Covenant EBITDA is a non – GAAP measure. See “Covenant EBITDA” below for a reconciliation of Loss from continuing operations of $210 million for the twelve months ended June 30, 2008 to Covenant EBITDA.

As of June 30, 2008, total debt was $8,712 million, and cash balances were $403 million. Capital expenditures were $171 million for the six months ended June 30, 2008, compared with $113 million for the six months ended June 30, 2007.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer, Brian J. West, at 9:00 a.m. U.S. Eastern Daylight Time (EDT) on Thursday, August 14, 2008. The call will be audio-webcast live at www.nielsen.com, and an archive will be available on the website after the call. In addition, a link to the company’s quarterly financial report on Form 10-Q has been posted at www.nielsen.com.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in New York, USA. For more information, please visit, www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Results of Operations – Three Months Ended June 30, 2008 and 2007

The following table sets forth the amounts included in our Condensed Consolidated Statements of Operations for the three months ended June 30, 2008 and 2007:

	Three Months Ended June 30 (unaudited)
(IN MILLIONS)	2008	2007
Revenues	$1,304	$1,169

Cost of revenues, exclusive of depreciation and amortization shown separately below	571	522
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	430	399
Depreciation and amortization	125	112
Restructuring costs	9	36

Operating income	169	100

Interest income	5	8
Interest expense	(160)	(157)
Gain on derivative instruments	3	4
Foreign currency exchange transaction gains/(losses), net	12	(30)
Other expense, net	(1)	—

Income/(loss) from continuing operations, before income taxes, minority interests and equity in net income of affiliates	28	(75)
(Provision)/benefit for income taxes	(16)	7
Minority interests	(1)	2
Equity in net income of affiliates	7	4

Income/(loss) from continuing operations	$18	$(62)

Results of Operations – Six Months Ended June 30, 2008 and 2007

The following table sets forth the amounts included in our Condensed Consolidated Statements of Operations for the six months ended June 30, 2008 and 2007:

	Six Months Ended June 30, (unaudited)
(IN MILLIONS)	2008	2007
Revenues	$2,518	$2,241

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,123	1,022
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	853	785
Depreciation and amortization	242	223
Restructuring costs	16	55

Operating income	284	156

Interest income	10	16
Interest expense	(322)	(313)
Gain on derivative instruments	33	13
Foreign currency exchange transaction losses, net	(81)	(34)
Other expense, net	(3)	(2)

Loss from continuing operations, before income taxes, minority interests and equity in net income of affiliates	(79)	(164)
Benefit for income taxes	15	20
Minority interests	(1)	2
Equity in net income of affiliates	1	6

Loss from continuing operations	$(64)	$(136)

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the twelve months ended June 30, 2008, to Covenant EBITDA as defined below per our senior secured credit facilities:

(IN MILLIONS)	Covenant EBITDA Twelve months ended June 30, 2008 (unaudited)
Loss from continuing operations	$(210)
Interest expense, net	633
Provision for income taxes	23
Depreciation and amortization	476

EBITDA	922
Non-cash charges	37
Unusual or non-recurring items	163
Restructuring charges and business optimization costs	110
Cost savings	100
Sponsor monitoring fees	11
Other	18

Covenant EBITDA	$1,361

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings/(loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.